Exhibit 99.1

FOR IMMEDIATE RELEASE

ACQUISITION OF DATA PACKAGE ON NEW YORK CANYON COPPER PROJECT

Las Vegas, Nevada, July 7, 2004 - Aberdene Mines Limited (OTCBB: ABRM) (the "Company") is pleased to announce that it has acquired, from a professional geologist, the rights to an extensive exploration data package on the Company's New York Canyon project. The New York Canyon project is located in Mineral County Nevada, seven miles east of the village of Luning and 32 miles from the town of Hawthorne, and is comprised of 226 unpatented mineral claims representing approximately 4,535 acres in total. The property contains the Long Shot Ridge copper oxide deposit, and the Copper Queen porphyry targets.

The New York Canyon project area was previously explored by Banner Mining Company (later bought out by Amax Inc.), Conoco Ltd., and Kookaburra Gold Corp. The newly acquired data package consists of maps, reports, drill logs, sample results, and other exploration data which has been compiled over the past two decades by various mining companies. The Company's geologist, Mr. Robert Weicker, P. Geo., and consulting geologist, Mr. Jay Santos, are currently reviewing and compiling the extensive data package, and an exploration budget is being finalized that will see field work commence later in July, and is envisioned to continue throughout the remainder of 2004.

The initial exploration program by the Company will focus on the Long Shot Ridge deposit which currently has a base resource estimate of 17.7 million tons at a grade of 0.57% Cu. Diamond drilling will be completed on targets to delineate and expand the copper oxide reserves, along with metallurgical testing to determine the optimum recovery parameters. The Long Shot Ridge deposit has excellent potential for near-term production by open pit mining, and SX-EW processing.

Concurrent with activities on the Long Shot Ridge deposit, the Company also intends to further explore and develop the Copper Queen sulphide porphyry deposit. Based on an initial mineral resource estimate of 142.0 million tons of 0.35 to 0.40% Cu, the Company will focus on a much higher grade zone (0.6 to 1.0% Cu) within a large lower grade halo. Porphyry deposits commonly occur in clusters, and the Company will test multiple new target areas indicated by comprehensive geophysical programs of ground magnetics and Induced Polarization (IP), followed by a combined program of reverse circulation and diamond drilling.

A preliminary review of the data package has demonstrated significant credits of Gold, Silver and molybdenum within the Copper Queen deposit. Further investigation is being conducted to establish the value this discovery and the interpretation of the credits added to the current value of the sulphide deposit at Copper Queen.

The data package will further contribute significantly to the generation of a computer model that will allow for improved exploration targeting, resource estimation and open pit optimization of the Copper Queen deposits. In addition, the important data on the gold, silver and molybdenum assaying should add significant byproduct credits to the value of the deposits.

On behalf of the Board of Directors

ABERDENE MINES LTD.

Robert Weicker, Senior Geologist, Director

For more information contact: Head Office Contact:

For more information contact:	Head Office
Investor Relations: Kirin Capital Corp. 1-866-843-8911 info@kirincapital.com	101 Convention Centre Drive - Suite 700 Las Vegas, Nevada 89109 T: (702) 939-5389 F: (702) 221-0904

Disclaimer: This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are identified by their use of terms and phrases such as "believe," "expect," "plan," "anticipate" and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from Aberdene Mine's expectations, and Aberdene Mines expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to the following, the ability to further develop mineral exploration properties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward- looking statements.